Exhibit 99.2

SFR Underlying Portfolio Information

Our portfolio consists of senior pooled mortgage loans backed by single family rental properties (the “SFR Loans”), the junior most bonds of multifamily commercial mortgage-backed securities (“CMBS”) securitizations (“CMBS B-Piece”), CMBS interest only strips (“CMBS I/O Strips”), mezzanine loans, preferred equity investments, and a common stock investment.

As of December 31, 2020, the total number of homes underlying the SFR Loans is 9,384 homes with a 95% occupancy rate and an average monthly rent per home of $1,133. The total appraised value for the homes underlying the SFR Loan as of March 31, 2021 is $1.3 billion.

NREF’s total investment in SFR Loans as of December 31, 2020 is $854.4 million and the portfolio-wide weighted average debt service coverage ratio (“DSCR”) is 1.7x. The weighted average loan to value (“LTV”) ratio of NREF’s investments is 66.8% and the weighted average all-in coupon rate is 4.90% as of December 31, 2020.

Senior Loan 1 Underlying Portfolio Information

As of December 31, 2020, the SFR Loans include a $508 million investment (“Senior Loan 1”) in a pool of assets with over 4,800 homes that was held originally by Front Yard Residential, which was acquired in early 2021. We believe, as of December 31, 2020, prepayment on the Front Yard portfolio investment is not economical or likely and would require over 20% yield maintenance premium on the average for the portfolio.

As of December 31, 2020, the Senior Loan 1 portfolio has 4,814 homes with an occupancy rate of 96% and average monthly rent per home of $1,244. The total appraised value for the Senior Loan 1 portfolio is $746.8 million as of December 31, 2020.

NREF’s investment in Senior Loan 1 has a DSCR of 1.8x, a LTV ratio of 68.1% and an all-in coupon rate of 4.65% as of December 31, 2020.

CMBS Underlying Portfolio Information

All five of NREF’s outstanding CMBS B-Piece investments are part of Freddie Mac’s K-Deal securitizations, which are secured by assets with some of the industry’s lowest delinquency and vacancy rates along with other strong portfolio fundamentals. NREF also has six outstanding CMBS I/O Strips that consist of interest-only tranches of Freddie Mac structured pass-through certificates with underlying portfolios of fixed-rate mortgage loans secured by stabilized multifamily properties.

There are 359 properties underlying NREF’s CMBS B-Piece and CMBS I/O Strips with an occupancy rate of 94% as of December 31, 2020. The total appraised value is $18.7 billion, with a weighted average LTV ratio of 66.2% and a weighted average DSCR of 2.4x as of December 31, 2020.

The total carrying value of NREF’s investment in the CMBS B-Piece is $315.1 million on an unconsolidated basis and NREF has net equity of $153.6 million and an all-in coupon rate of 4.98% as of December 31, 2020.